Exhibit 10.2

Richard Haythornthwaite

Chairman

MasterCard Worldwide

2000 Purchase Street

Purchase, NY 10577-2509

tel. 1-914-249-2000

www.mastercard.com

April 12, 2010

Mr. Robert W. Selander

Re: Transition

Dear Bob:

Ajay Banga has accepted the position of President and Chief Executive Officer (“CEO”) to succeed you, effective July 1, 2010. The Company believes it will be beneficial for all concerned to confirm the circumstances, terms and conditions under which Ajay’s transition to CEO and your transition to retirement will be made.

In that regard, as a result of the implementation of the planned transition of your position to Ajay, effective July 1, 2010, your title will change to Executive Vice Chairman. You will retain your position on the Board of Directors of MasterCard Incorporated, MasterCard International Incorporated and any subsidiary entities through December 31, 2010. By your countersignature below, you agree to resign your position on the Board of Directors of MasterCard Incorporated, MasterCard International Incorporated and any subsidiary entities, effective January 1, 2011.

In accordance with Section 2.2 of the Employment Agreement between you and the Company, dated December 31, 2008 (“Employment Agreement”), this change will not be accompanied by any reduction in your compensation, benefit or perquisite entitlements, or, prior to December 15, 2010, status as a member of the Executive Committee (“EC”) and senior level Executive of the Company. However, in accordance with Section 2.2 of your Employment Agreement, on December 15, 2010, you will resign your positions as a senior executive officer and a member of the EC. Following such resignations, you will not engage in any policy making functions or other duties as an officer on behalf of the Company. However, your resignations from those positions will not preclude you from otherwise remaining employed by the Company following the resignations in a non-policy making, non-officer position through December 31, 2010.

In accordance with Section 9.1 of your Employment Agreement, subject to your continued employment as set forth in Section 9.1.1 of your Employment Agreement and your execution (without revocation, following the passage of the applicable seven (7) day revocation period) of a release substantially in the form annexed as Exhibit B to your Employment Agreement (a copy of which is attached to this letter for your convenient reference), the Company has agreed to pay you, in a lump sum, 10 million dollars ($10,000,000), less any payroll deductions required by law ( the “Retention Payment”), not later than July 31, 2010. Furthermore, in accordance with Section 9.1 of your Employment Agreement, as Ajay has been appointed to succeed you as CEO prior to December 31, 2010, you will be assisting him in his transition through and including December 31, 2010.

On behalf of the Board of Directors, I wish to express our sincere gratitude for your visionary leadership and exemplary service to the Company during your 13-year tenure as CEO. Among so many other contributions, we truly admire your outstanding accomplishments in leading MasterCard in its evolution from a membership organization to a New York Stock Exchange listed company with a majority independent Board. We look forward to your continued assistance and stable influence during this exciting period of change.

Sincerely,

/s/ Richard Haythornthwaite

Richard Haythornthwaite
Chairman of the Board

ACCEPTED AND AGREED:

/s/ Robert W. Selander
Robert W. Selander

April 12, 2010
Date Signed

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